Exhibit 3.51

LIMITED LIABILITY COMPANY

ARTICLES OF ORGANIZATION

ENTITY NAME

1. Name of limited liability company: McCann’s Engineering & Manufacturing Co., LLC

PURPOSE

2. The purpose of the limited liability company is to engage in any lawful act or activity for which a limited liability company may be organized under the Beverly-Killea Limited Liability Company Act.

INITIAL AGENT FOR SERVICE OF PROCESS

3. Name of initial agent for service of process: C T Corporation System.

MANAGEMENT

4. The limited liability company will be managed by: All limited liability company member(s).